Exhibit 99.1
[ONEOK Logo]	News

January 28, 2005	Analyst Contacts: Weldon Watson
918-588-7158
Media Contact: Don Sherry
405-551-6738

Oklahoma Natural Gas Seeks Rate Changes

OKLAHOMA CITY--Oklahoma Natural Gas Company (ONG), a division of ONEOK, Inc. (NYSE: OKE) today asked the Oklahoma Corporation Commission for a review of its rates, citing ONG's substantial additional investment and other costs in the operation of its natural gas distribution system that serves more than 814,000 Oklahomans. The company said it was seeking authority to adjust its base rates to produce an additional $99.4 million in annual revenues. Of that amount $38.5 million would be paid in additional income taxes, with the majority of the remaining $60.9 million to be applied against ONG's increased investment and expenses. The last review by the Corporation Commission ended in 2000, but Oklahoma Natural Gas Company has not had an increase in its base rates in the decade since 1995.

"Our company is an integral part of Oklahoma's economy," said ONG President Sam Combs. "Over the past ten years, we have continued to invest in pipelines and in the supporting systems and technology necessary to make this service dependable and reliable."

In its application, ONG told the Corporation Commission that since 2000, "...Oklahoma Natural's investment in rate base has increased by more than $190 million. The company's non-gas operating expenses have increased by approximately $50 million. These and other changes have created substantial costs that were not addressed in the last rate proceeding. As a result, Oklahoma Natural is currently earning less than a reasonable return on the value of plant, property and other assets devoted to public utility service."

The company's application also proposes certain changes in the charges or credits that appear on customers' bills related to certain authorized business expenses, changes in customer deposit policies, and the adoption of a new average pay plan.

The company estimated that if its entire request for additional revenue were approved, a typical residential customer could expect an average increase of approximately 33 cents per day.

Combs said that in seeking this increase, the company has continued to improve and upgrade its distribution system in the years since its last rate review. ONG has incurred

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expenses on behalf of its customers to ensure that its service is reliable and its pipeline system is safe, he said.

"Our company is sensitive to the needs of the economically disadvantaged and we are exploring possible ways to expand the number of customers who qualify for a discounted rate under the Low Income Home Heating Assistance Program (LIHEAP)," he said.

ONG's rate filing also proposes a new residential rate structure with two options to allow customers to better manage their energy bills. Customers who use higher than average amounts of natural gas may choose a rate plan with a higher monthly service charge but lower per unit delivery fees; those who typically consume lesser amounts of natural gas will have the option of a lower monthly service charge and higher per unit delivery charges.

Under state law, the Oklahoma Corporation Commission has 180 days to conduct a review and issue an order in response to ONG's application, which means that any approved increase would not take effect until late next summer.

"We believe this request is balanced and offers our customers an even greater measure of choice and control over their gas bills," Combs said. "It also permits us to continue to make the level of investment in our system and in new technology that will continue to improve customer service, reliability and safety for our customers."

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 ONEOK, Inc. (NYSE: OKE) is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company's energy services operation focuses primarily on marketing natural gas and related services throughout the United States. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.